ALLIANCE FUND DISTRIBUTORS, INC.
                                             1345 AVENUE OF THE AMERICAS
                                             NEW YORK, N.Y. 10105
                                             (800) 221-5672

                                                        _______________, 20__

                            Selected Agent Agreement
               For Depository Institutions and their Subsidiaries

Ladies and Gentlemen:

     As the principal underwriter of shares of certain registered investment companies at present or hereafter managed by Alliance Capital Management L.P., we invite you, acting as agent for your customers, to make available to your customers shares of each such company as we now or hereafter identify to you (each a "Fund"), all upon the following terms and conditions:

     1. The customers in question will be for all purposes your customers. We shall execute transactions in shares of the Funds for each of your customers only upon your authorization, if being understood in all cases that (a) you are acting as the agent for the customer; (b) each transaction is initiated solely upon the order of the customer; (c) each transaction is for the account of the customer and not for your account; (d) except as we otherwise agree, each transaction is effected on a fully disclosed basis; (e) as between you and the customer, the customer will have full beneficial ownership of the shares; and
(f) you shall make appropriate disclosure to your customers that the Fund's shares are not endorsed by you, do not constitute your obligation and are not entitled to federal deposit insurance. You are to sell shares of the Funds only at the public offering prices which shall be currently in effect, and only in accordance with the terms of the then current prospectuses and statements of additional information of the Funds (collectively, the "Prospectus"). You agree to act only as agent for your customers in such transactions and shall not have authority to act as agent for the Funds or for us in any respect. All orders are subject to acceptance by us and become effective only upon confirmation by us. To the extent that a Prospectus contains any provision that is inconsistent with this Agreement, the Prospectus shall be controlling.

     2. On each purchase of shares of a Fund authorized by you from us, the total sales charges and discount to you, if any, shall be as stated in the Fund's then currently applicable Prospectus.

     Such sales charges and discounts are subject to reductions under a variety of circumstances as described in each Fund's then current Prospectus. To implement these reductions, we must be notified by you not later than when a sale takes place which qualifies for the reduced charge or discount. If we thereafter learn that a sale so qualified or did not so qualify, we may, but are not required to, take such action as we deem appropriate to reflect the proper charge or discount, if any, including an appropriate adjustment in the corresponding amount of any payment to you or require that you reimburse us for any discount inappropriately allowed to you.

     There is no sales charge or discount to selected agents on the reinvestment of dividends nor shall any payment be due or paid to you for any calendar quarter for which the amount otherwise due or to be paid to you hereunder with respect to all Funds is less than $100.

     3. As a selected agent, you are hereby authorized (i) to place orders directly with each Fund for its shares to be resold by us through you subject to the applicable terms and conditions governing the placement of orders by us set forth in the Distribution Services Agreement or corresponding agreement between the Fund and us or as may otherwise be imposed by us and communicated to you and subject to the applicable compensation provisions set forth in the Fund's then currently applicable Prospectus and (ii) to tender shares directly to the Fund or its agent for redemption subject to the applicable terms and conditions set forth in the applicable Distribution Services Agreement and the then currently applicable Prospectus.

     4. Redemption's of shares of a Fund are to be made in accordance with the then applicable Prospectus.

     5.     You shall:

            (a) Order shares of any Fund only from us or from your customers;

            (b) Ordershares from us only for the purpose of covering purchase orders already received from your customers or to be held for investment for your own account;

            (c) Not purchase any shares of any Fund from your customers at prices lower than the redemption or repurchase prices then quoted by the Fund. You shall, however, be permitted to sell shares of a Fund for the account of the record owners thereof to the Fund at the repurchase prices currently established for such shares and may charge the owner a fair commission for handling the transaction;

            (d) Not withhold placing customers' orders for shares so as to profit yourself as a result of such withholding; and

            (e) If any shares purchased by you hereunder are redeemed or repurchased by any of your customers from any Fund within seven business days after such confirmation of your original order, forthwith refund to us the full discount allowed to you on the original sales of such shares. We shall notify you of such redemption or repurchase within ten days from the date of delivery of the request therefor or of certificates to us or the Fund. Termination or cancellation of this Agreement shall not relieve you or us from the requirements of this Subsection (e).

     6. We shall not accept from you any conditional orders for Fund shares. Acceptance of an order to purchase shares of a Fund shall be made by the Fund only against receipt of the purchase price, subject to deduction for the commission reallowed to you and any applicable sales charge on such sales. If payment for the shares purchased is not received within the time customary for such payments, the sale may be cancelled forthwith without any responsibility or liability on our part or on the part of the Fund (in which case you will be responsible for any loss, including loss of profit, suffered by the Fund resulting from your failure to make payment as aforesaid), or, at our option, we may sell the shares ordered back to the Fund (in which case we may hold you responsible for any loss, including loss of profit suffered by us resulting from your failure to make payment as aforesaid).

     7. You will not accept orders for any Fund shares except in compliance with all applicable Federal and State securities laws and banking laws, and in connection with sales of shares to your customers you shall on a timely basis furnish to each person who has ordered shares a copy of the then currently applicable Prospectus and, if required to be furnished, a copy of the then currently applicable statement of additional information. You shall at all times comply with all provisions of applicable law, including requirements of the National Association of Securities Dealers, Inc. ("NASD") and the then currently applicable Prospectus of each Fund applicable to your conduct, including, but not limited to, sales practices and sales charge waivers. We shall be under no liability to you except for obligations expressly assumed by us herein. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with any provision of the Securities Act of 1933, as amended (the "1933 Act"), or of the rules and regulations of the Securities and Exchange Commission, or to relieve the parties hereto from any liability arising under the 1933 Act.

     8. From time to time while this Agreement is in effect, we may make payments to you pursuant to one or more of the distribution plans adopted by certain of the Funds pursuant to Rule 12b-1 ("Rule 12b-1") under the Investment Company Act of 1940, as amended (the "1940 Act"), to compensate you with respect to the shareholder accounts of your customers in such Funds for providing administrative, accounting and other services, including personal service and/or the maintenance of such accounts. We have no obligation to make any such payments and you waive any such payment until we receive monies therefor from the Fund. Any such payments made pursuant to this Section 8 shall be subject to the following terms and conditions:

            (a) Any such payments with respect to a particular Fund shall be in such amounts as we may from time to time advise you of but in any event not in excess of the amounts permitted by the plan in effect with respect to that Fund. Any such payments shall be in addition to the selling concession, if any, allowed to you pursuant to this Agreement. Such payments shall include a service fee in the amount of .25 of 1% per annum of the average daily net assets of certain Funds attributable to your clients. Any such service fee shall be paid to you solely for personal service and/or the maintenance of shareholder account;

            (b) The provisions of this Section 8 relate to each plan adopted by a particular Fund pursuant to Rule 12b-1. You shall provide to us, on a timely basis, such information as we may request to enable us to provide to the Fund's Board of Directors in accordance with Rule 12b-1, at least quarterly, a written report of the amounts expended by us pursuant to this Section 8 and the purposes for which such expenditures were made; and

            (c) Notwithstanding any other provision of this Agreement, the provisions of this Section 8 applicable to each Fund shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually in conformity with Rule 12b-1 and the Act, and the provisions of this
                    Section 8 shall automatically terminate with respect to a particular plan referred to in clause (a) of this Section 8 in the event of the assignment (as defined by the Act) of this Agreement, in the event such plan terminates or is not continued, or in the event this Agreement terminates or ceases to remain in effect. In addition, the provisions of this Section 8 may be terminated at any time, without penalty, by (i) the Fund, in accordance with the terms of the Act, or (ii) you or us with respect to any such plan on not more than 60 days' nor less than 30 days' written notice delivered (or mailed by registered mail, postage prepaid, to the other party).

     9. No person is authorized to make any representation concerning shares of any Fund except those contained in the Fund's currently applicable Prospectus or in currently applicable printed information issued by each Fund or by us as information supplemental thereto. In accepting orders from your customers for shares of any Fund, you shall rely solely on the representations in the Fund's then current Prospectus and/or in the foregoing printed supplemental information. We shall supply to you Fund Prospectuses, reasonable quantities of reports to shareholders, supplemental sales literature, sales bulletins, and additional information as issued. You shall distribute Prospectuses and reports to shareholders of the Funds to your customers in compliance with the applicable requirements, except to the extent that we expressly undertake to do so on your behalf. We shall not be responsible for any advertising or sales material developed and used by you or any third party relating to any Fund, unless approved in writing by us in advance of your use of such material. Any printed information furnished by us other than the then currently applicable Prospectus for each Fund, periodic reports and proxy solicitation materials are our sole responsibility and not the responsibility of the Fund, and no Fund shall have any liability or responsibility to you in these respects unless expressly assumed in connection therewith.

     10. In connection with your making shares of a Fund available to your customers, you shall ensure that the class of shares offered and sold to each particular offeree and purchaser meets all applicable suitability requirements.

     11. Should you provide brokerage clearing services to broker-dealers or other financial intermediaries who wish to sell shares to their clients ("Originating Firms"), you represent that you and each such Originating Firm are parties to a clearing agreement which conforms in all respects to the requirements of Rule 3230 of the Conduct Rules of the NASD (the "Conduct Rules") or, as applicable, the rules of a national securities exchange. In connection with your provision of such brokerage clearing services, (a) you are responsible for ensuring that shares are sold in compliance with the terms and conditions of this Agreement and each applicable Prospectus, and (b) we have no responsibility for determining whether any shares are suitable for clients of your Originating Firms.

     12. Neither our affiliates nor any Fund shall be liable for any loss, expense, damages, costs or other claim arising out of any redemption or exchange pursuant to telephone instructions from any person or our refusal to execute any such instructions for any reason.

     13(a)  You represent that you are either:

            (i) a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the "1934 Act'), duly authorized to engage in the transactions to be performed hereunder and not required to register as a broker-dealer pursuant to the 1934 Act; or in the transactions to be performed hereunder and not required to register as a broker-dealer pursuant to the 1934 Act; or

            (ii) a bank (as so defined) or an affiliate of a bank, in either case registered as a broker-dealer pursuant to the 1934 Act and a member in good standing of the NASD and that you agree to abide by the Conduct Rules and all others laws, rules and regulations applicable to the conduct of your business to which the Agreement pertains.

       (b)  You further represent and warrant that:

            (i) you are bound by anti-money laundering procedures and have adopted and implemented and will maintain an anti-money laundering ("AML") compliance program including an AML Policy and Procedures, as required by the NASD and under U.S. Law and therefore where you are responsible for introducing clients' funds to us you will ensure that such clients are not introduced until they have been properly identified and their details verified in accordance with the latest money laundering requirements and guidelines and that you will take all possible steps to ensure that such funds do not come from any illicit activity and comply with all applicable laws and regulations designed to guard against money laundering activities set out in your AML Policy and Procedures;

            (ii) you agree to permit inspection relating to your AML Policy and Procedures by U.S. federal departments or regulatory agencies with appropriate jurisdiction over you and to make available to examiners from such departments or regulatory agencies such information and records relating to your AML program as such examiners shall reasonably request;

            (iii) you confirm that the Funds for which you place orders on our behalf are also beneficiaries of this Agreement and therefore are relying upon your compliance with your AML program and any and all laws and regulations applicable to you in the execution of orders for the Funds; and

            (iv) you confirm that, on request, you will supply us with evidence of the due diligence work that you have carried out. You also confirm that you will retain all original records relating to the said due diligence work for each client for a period of at least 5 years from the date of the termination of such client's investment in the Funds.

     14. This Agreement is in all respects subject to the Conduct Rules of the NASD, which shall preempt any provision of this Agreement to the contrary. You shall inform us promptly of any pending or threatened action or proceeding by the NASD bearing on your membership with the NASD and of any suspension or termination of such membership. You recognize that under the Conduct Rules we are prohibited from making any payments to you after your ceasing to be a member in good standing of the NASD, other than payments with respect to which all events entitling you to payment (including the completion of any applicable time period) have occurred prior to that date, and you shall not hereunder be entitled to any such payments. You shall return to us, upon our demand of you, the amount of any such payments we identify to you as having been made by us to you subsequent to your ceasing to be such a member. After the earlier of your ceasing to be a member in good standing of the NASD or the termination of this Agreement, neither we nor any Fund will be obligated to accept instructions from you, or any of your employees or representatives, regarding accounts or any transactions thereon. Promptly thereafter, you shall (a) instruct your customers to contact Alliance Global Investor Services, Inc. ("AGIS") directly at (800) 237-5822 or such other numbers as we provide to you regarding all future transactions in shares of any Fund, and (b) if shares of any Fund beneficially owned by a number of your customers are held by you in an omnibus account, you shall provide to AGIS the details by customer (i.e., name, address and telephone number and number of shares owned).

     15. In the event you violate any of your obligations under this Agreement, we may, in our sole discretion, cease paying to you any or all amounts to which you would otherwise be entitled under this Agreement after such violation. You shall return to us, upon our demand of you, all or such portion of any payments we identify to you as having been made by us to you after any such violation.

     16. We may, without notice, suspend sales or withdraw the offering of shares of any one or more of the Funds at any time. Either you or we may terminate this Agreement by giving written notice to the other. Such notice shall be deemed given on the date on which it is delivered personally to you or to any of your officers or members, or was mailed postpaid or delivered to a telegraph office for transmission to the address of you or us, as applicable, as set forth below. This Agreement may be amended by us at any time by written notice to you and your placing of an order after your receipt of such notice and the effective date of any such amendment shall constitute your acceptance thereof.

     17. Unless this Agreement is terminated after you are no longer a member in good standing of the NASD, subject to Section 15 hereof, we shall for so long after such termination as you remain a member in good standing make payments to you in accordance with Section 2 hereof based on sales of Fund shares purchased by you that are consummated prior to such termination. Your right to payments hereunder subsequent to termination of this Agreement after you are no longer a member in good standing of the NASD, if any, shall be solely as provided in
Section 15 hereof. This Section 17 will survive the termination of this Agreement.

     18. You shall indemnify and hold harmless us, each Fund, Alliance Capital Management L.P. and our and their direct and indirect subsidiaries and affiliates, directors trustees, officers, employees, shareholders, agents and representatives (collectively, the "Indemnitees") from and against any and all claims, losses, damages, costs, expenses and liabilities, including attorneys fees, that may be assessed against, or suffered or incurred by any of them, however arising, and as they are assessed, suffered or incurred, which relate in any way to (a) any breach by you of any of your representations or warranties hereunder, or your failure to comply with any of your obligations hereunder; (b) any incorrect, omitted and/or unauthorized information provided or required to be provided by you to us or to any of the Funds; (c) your provision to any of your customers or prospective customers of information regarding any of the Funds other than the then current Prospectus or supplemental information referred to in Section 9 hereof, except as expressly authorized by us; and/or
(d) your failure to properly comply with any applicable law, rule or regulations. Your obligations under this Section 18 shall extend to actions, failures, errors, omissions, misconduct and breach by you and by your employees, agents and representatives, whether or not acting with the scope of their employment, agency or authority. Nothing in this Section 18 shall be deemed to preclude any of the Indemnitees from seeking monetary damages and/or injunctive relief in connection with any such claims, losses, damages, costs, expenses or liabilities. This Section 18 will survive termination of this Agreement or any provision hereof.

     19. Either party to this agreement may cancel this Agreement by giving written notice to the other. Such notice shall be deemed to have been given on the date on which it was either delivered personally to the other party or any officer or member thereof, or was mailed postpaid or delivered to a telegraph office for transmission to the other party at his or its address as shown below. This Agreement may be amended by us at any time and your placing of an order after the effective date of any such amendment shall constitute your acceptance thereof.

     20. This Agreement shall be construed in accordance with the laws of the State of New York and shall be binding upon us and you when signed by us and accepted by you in the space provided below.


                                          Very truly yours,

                                          ALLIANCE FUND DISTRIBUTORS, INC.


                                          By:________________________________
                                                (Authorized Signature)



Firm Name_______________________________________________________
Address_________________________________________________________
City____________________________ State_________ Zip Code________
Accepted by (signature)_____________________
Name (print)____________________________ Title__________________
Date________________, 200_   Telephone Number___________________

                Please return two signed copies of this Agreement
                  (one of which signed by us will thereafter be
                   returned to you) in the accompanying return
                                  envelope to:

                        Alliance Fund Distributors, Inc.
                     1345 Avenue of the Americas, 32th Floor
                               New York, NY 10105





356401